Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: HANK NICODEMUS
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 13, 2005 – Equus II Incorporated (NYSE: EQS) reports net assets as of March 31, 2005 of $75.5 million, or $11.61 per share. Comparative data is summarized below:

	3/31/05	12/31/04	3/31/04
Net assets	$75,515,326	$68,599,657	$69,717,748
Shares Outstanding	6,506,692	6,506,692	6,615,173
Net assets per share	$11.61	$10.54	$10.54

Net assets per share increased approximately 10% from year-end and approximately 16% from the comparable period a year ago, after considering the 2004 dividend. The increase in net assets from year-end is primarily due to increases in valuation for Champion Window Holdings, Inc. (“Champion”) and Spectrum Management, LLC (“Spectrum”). The value of Champion increased by $6.6 million from year-end as a result of increased earnings at the company and valuation multiples attributable to comparable companies in the home building products industry. The value of the Fund’s interest in Spectrum was increased by $1.2 million from year-end, due to better earnings performance. Several third party indications of acquisition interest exist for both Champion and Spectrum companies.

The increase in net assets from the same period a year earlier is primarily due to increases in valuations for Champion and Spectrum. Champion increased approximately $6 million and Spectrum increased approximately $3.2 million from a year ago. These increases were partially offset by the Fund dividend paid for 2004 and decreases in valuation of $.9 million at Turf Grass Holdings, Inc. and $.5 million at Doane PetCare Enterprises, Inc. The operating performances at these entities declined from a year ago, and the decreases were recorded prior to December 31, 2004.

“We are pleased with the significant increases in NAV per share from year-end and last year”, stated Sam P. Douglass, Chairman and Chief Executive Officer of Equus. “As previously announced, we look forward to the ratification by shareholders of Moore, Clayton Capital Advisors, Inc. as the Fund’s new adviser. The combination of twenty plus years of experience for Equus in the business development arena and MCC’s expertise in personal wealth accretion should provide an attractive vehicle for investors in the future.”

Equus II is a business development company which seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized, privately owned companies. The current portfolio consists of investments in 12 businesses in various industries, 2 venture capital funds and 2 entities which have disposed of substantially all of their assets and are awaiting liquidation.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

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